File No. 70-8507

                          UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549


                  POST-EFFECTIVE AMENDMENT NO. 3

                           TO FORM U-1

                   APPLICATION AND DECLARATION

                            UNDER THE

            PUBLIC UTILITY HOLDING COMPANY ACT OF 1935


                       NORTHEAST UTILITIES
                      174 Brush Hill Avenue
              West Springfield, Massachusetts 01089

                     CHARTER OAK ENERGY, INC.
                   COE DEVELOPMENT CORPORATION
                        107 Selden Street
                       Berlin, CT  06037-1616
            (Name of company filing this statement and
             address of principal executive offices)


                       NORTHEAST UTILITIES
                 (Name of top registered holding
          company parent of each applicant or declarant)

                     Jeffrey C. Miller, Esq.
                    Assistant General Counsel
               NORTHEAST UTILITIES SERVICE COMPANY
                           P.O. Box 270
                   Hartford, Connecticut 06141-0270
             (Name and address of agent for service)

          The Commission is requested to mail copies of all orders, notices and communications to:

Mark Malaspina, Esq.               William S. Lamb, Esq.
Charter Oak Energy, Inc.           LeBoeuf, Lamb, Greene & MacRae
P.O. Box 270                                 L.L.P.
Berlin, CT 06141-0270              125 W. 55th Street
                                   New York, New York  10019-4513

          Northeast Utilities, Charter Oak Energy, Inc. and COE

Development Corporation (collectively, the "Applicants") hereby amend their Application/Declaration on Form U-1, as previously amended (File No. 70-8507) by adding the following paragraph to the end of Item I.C.2:

          The Applicants also seek authority for Intermediate

Companies and Exempt Projects to pay dividends to their parent companies from time to time out of capital or unearned surplus to the extent permitted by applicable corporate law.<F1>

<F1> All U.S. jurisdictions and many foreign jurisdictions limit in some manner the authority of corporations to make dividend distributions to shareholders. The Applicants will comply with all such limitations.


The Applicants believe that situations may arise where Intermediate

Companies and/or Exempt Projects will have unrestricted cash available for distribution in excess of current and retained earnings, such that payment of a dividend by such entities would have to be charged, in whole or in part, to capital or unearned surplus.  The Applicants believe that the ability of Intermediate

Companies and Exempt Projects to pay dividends to NU system

companies out of distributable cash generated by Exempt Projects will benefit the NU system because such dividends could be used to reduce outstanding bank borrowings and/or to fund other system company operations.  The Applicants will cause the Intermediate

Companies and, to the extent reasonably practicable the Exempt

Projects, to account for dividends paid from capital or unearned surplus in a manner consistent with Rule 46.


                            SIGNATURE

          Pursuant to the requirements of the Public Utility

Holding Company Act of 1935, the undersigned companies have duly caused this Amendment to be signed on their behalf by the

undersigned thereunto duly authorized.


                         NORTHEAST UTILITIES
                         CHARTER OAK ENERGY, INC.
                         COE DEVELOPMENT CORPORATION


                         By:  /s/ William S. Lamb
                              William S. Lamb
                              LeBoeuf, Lamb, Greene & MacRae
                                        L.P.P.
                              A Limited Liability Partnership
                              Including Professional Corporations
                              125 W. 55th Street
                              New York, NY  10019-4513

                              Attorney for Northeast Utilities,
                              Charter Oak Energy, Inc. and COE
                              Development Corporation




Date:  October 8, 1996